Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	ceperjesy@arcticcat.com	612-455-1754
763-354-1791

Arctic Cat Reports Fiscal 2016 Third Quarter Results

Third quarter net loss of $0.18 per share on net sales of $166.0 million;

Continued progress made on strategic plans to reposition company;

Inventory decreased $25 million sequentially from end of fiscal 2016 second quarter;

Approximately $27 million operating cash flow generated in fiscal 2016 third quarter;

Long-term debt of $15.8 million eliminated in fiscal 2016 third quarter;

Suspends quarterly cash dividend to continue investing for return to growth;

Fiscal 2016 outlook lowered on stronger currency headwinds and softer market conditions

MINNEAPOLIS, January 28, 2016 – Arctic Cat Inc. (NASDAQ: ACAT) today reported a net loss of $2.4 million, or $0.18 per share, on net sales of $166.0 million for the fiscal 2016 third quarter ended December 31, 2015. In the prior-year quarter, Arctic Cat reported net earnings of $7.5 million, or $0.57 per diluted share, on net sales of $193.7 million.

Christopher Metz, Arctic Cat’s president and chief executive officer, stated: “Despite a very challenging marketplace and difficult third-quarter comparison, Arctic Cat made continued progress and again executed well on our strategies to reposition the business for a return to growth in fiscal 2017 and beyond. Contributing to the lower year-over-year fiscal 2016 third-quarter results was the timing of shipments, as we lapped the introduction of several new ATV products and pipeline fill of the Wildcat™ Sport and Wildcat™ Trail ROV models that shipped in the prior-year third quarter. This year, our new mid-year ATV/ROV model shipments will occur in our fiscal 2016 fourth quarter. In total, we expect sales for the second half of fiscal 2016 to be up.”

Commenting further, Metz stated: “Among our fiscal 2016 third-quarter highlights, we began to strengthen our dealer network and activate sales through important marketing sponsorships with our new event marketing team, resulting in positive retail growth. We maintained tight inventory control to allow a return to greater wholesale and retail growth of new products next fiscal year. In addition, the company generated $27 million in operating cash flow that enabled us to strengthen the company’s balance sheet and eliminate long-term debt, as planned.”

The company’s key strategies to reinvigorate growth include: dramatically improving Arctic Cat’s dealer network; ramping up end-user focused new products; pursuing OEM partnerships and bolt-on acquisitions; and creating a brand marketing powerhouse.

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Added Metz: “We are lowering our outlook for the remainder of the fiscal year, chiefly due to the intensifying impact of unfavorable foreign currency exchange rates, a softening ATV/ROV retail market industry-wide and the lack of early season snowfall on snow-related product sales. Still, we expect that fiscal 2016 fourth-quarter sales will increase approximately 40 percent compared to the prior fiscal year’s fourth quarter and that we anticipate cutting the fourth-quarter net loss almost in half. In fiscal 2017, we expect to begin accelerating our sales and earnings power. We remain committed to achieving our stated goal of reaching $1 billion in sales by the end of fiscal 2020.”

Operating Review

Arctic Cat’s fiscal 2016 third-quarter net sales of $166.0 million were down 14.3 percent compared to prior-year sales of $193.7 million. Unfavorable foreign currency exchange reduced net sales by approximately 4.9 percent. Year-over year sales also reflect the timing of new ATV/ROV product shipments and the company’s continued efforts to lower non-current inventory by curtailing wholesale shipments to dealers. Sequentially, Arctic Cat succeeded in reducing its inventory by $25 million from the end of the fiscal 2016 second quarter, primarily in core ATVs. This inventory reduction enabled the company to sell new products to dealers, without a corresponding rise in overall dealer inventory.

Gross profit and gross profit margin in the fiscal 2016 third quarter were approximately $24.3 million and 14.6 percent, respectively, compared to $34.9 million and 18.0 percent, respectively, in the prior-year quarter, chiefly due to lower sales volumes and unfavorable foreign currency exchange impact. Approximately $8.2 million, or $0.38 per share, of the year-over-year reduction in gross profit was due to unfavorable foreign currency exchange rates. Operating loss in the fiscal 2016 third quarter was $5.8 million versus operating profit of $5.9 million in the same quarter last year.

Arctic Cat ended the fiscal 2016 third quarter with cash, cash equivalents and short-term investments totaling approximately $11.0 million, as planned, compared to $67.5 million a year ago. The company continued to make investments in the business to lay the foundation for future growth and to improve efficiency.

For the nine months ended December 31, 2015, Arctic Cat’s net earnings were $7.7 million, or $0.59 per diluted share, compared to $26.4 million, or $2.02 per diluted share, in the prior-year period. Year to date, the company’s net sales totaled $511.5 million versus $599.9 million in the year-ago first nine months.

Arctic Cat Reports Fiscal 2016 Third Quarter Results – Page 3

Business Line Results

Snowmobiles – Snowmobile sales in the fiscal 2016 third quarter rose 2.0 percent to $83.1 million versus $81.5 million in the prior-year quarter. Snowmobile sales increased despite the second consecutive year of low snowfall in key regions and unfavorable foreign currency exchange. In the fiscal 2016 third quarter, Arctic Cat snowmobiles won industry recognition, with the 2016 Cross Tour named the most innovative product of the year, and the 2016 Pantera 3000 named the best luxury 2-up sled.

Commented Metz: “We will be launching a larger new snowmobile product line-up for the 2017 model year at our snow dealer show in March, including our SVX™ 450 single-ski snow vehicle, which is the industry’s first purpose-built OEM snow bike.”

ATVs/ROVs – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-side recreational off-road vehicles (ROVs) in the fiscal 2016 third quarter totaled $60.0 million compared to prior-year sales of $83.9 million. Compared to the prior fiscal year’s third-quarter, total ATV/ROV unit retail sales were up. However, wholesale shipments versus the prior year were down, as the fiscal 2015 third quarter included the shipment of several new ATV products and pipeline fill of the Wildcat Sport and Wildcat Trail ROV models. In comparison, Arctic Cat’s new mid-year ATV/ROV model shipments will occur this year in the fiscal 2016 fourth quarter.

“In early February, we will begin shipping several exciting models in our ATV/ROV business, as part of our aggressive new product development plans,” said Metz. “Our growth plans for the ATV/ROV business also include expanding our engine facility in St. Cloud, Minnesota. The expansion will enable us to move our dirt products’ engineering team into this state-of-the-art research and design center this summer, and create a larger testing track, as well. We see significant growth opportunities ahead for this business.”

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2016 third quarter were $22.9 million versus $28.3 million in the prior-year quarter. The decline is primarily attributable to unfavorable foreign currency exchange and lower sales of snow-related items, stemming from low snowfall in key regions during the early winter season.

Dividend Suspended

In order to preserve cash for continued investment in returning the company to growth, Arctic Cat’s board of directors has voted to suspend regular quarterly cash dividends on its common stock, effective immediately. Suspending the dividend will conserve approximately $6.5 million in cash annually.

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“The board’s decision to suspend the dividend is prudent, given the current macroeconomic and foreign currency headwinds,” said Metz. “While we cannot predict when these will improve, we expect that as conditions normalize, our future earnings levels would permit resumption of dividend payments.”

Fiscal 2016 Full-Year Outlook

Commenting on the company’s outlook, Metz stated: “We recognize the significant challenges in front of us with a softening powersports marketplace, a stronger U.S. dollar, and lack of early season snowfall. However, our key strategies of improving and expanding our dealer network, developing revenue and margin expansion from new products, and creating a marketing powerhouse remain intact. We have made progress in each of these three areas and expect to build continued momentum going forward. We are pleased that our dealer inventory remains significantly lower, our core ATV retails grew in calendar year 2015, and exciting new Arctic Cat products are on track to be launched over the next 12 months. We expect new products will begin to contribute meaningfully in the fiscal 2016 fourth quarter. We will continue to balance the investments needed for revenue and margin growth with a keen focus on continuously improving our efficiency in a difficult macroeconomic environment.”

For the fiscal year ending March 31, 2016, Arctic Cat now estimates full-year net sales in the range of $645 million to $655 million, with a greater unfavorable foreign currency exchange impact in the range of $32 million to $35 million. Arctic Cat now expects fiscal 2016 full-year net loss to be in the range of $0.25 to $0.30 per share, reflecting a worsening of unfavorable foreign currency exchange rates, particularly the Canadian dollar, as approximately 30 percent of Arctic Cat’s annual sales are to Canada. Foreign currency exchange headwinds are estimated to negatively impact gross profit and reduce net earnings in the range of $1.48 to $1.62 per share compared to fiscal 2015, which will be only partially offset by the company’s hedging strategy.

Previously, the company estimated full-year net sales for fiscal 2016 in the range of $665 million to $675 million, with an unfavorable foreign currency exchange impact on sales in the range of $27 million to $30 million. At that time, Arctic Cat expected fiscal 2016 full-year net earnings to be in the range of $0.05 to $0.15 per diluted share, after factoring in negative foreign currency exchange impact on gross profit and reduced net earnings in the range of $1.25 to $1.39 per diluted share.

Metz added: “We are confident that we are on the right path to improve the company’s operations, expand gross margins and enhance financial performance over time. We remain excited about Arctic Cat’s long-term future.”

Conference Call

A conference call is scheduled for 11 a.m. CT (12 p.m. ET) today. To listen to the live conference call by phone, dial 800-768-6563 in the U.S. and Canada, or 785-830-7991 internationally.

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The conference ID number is 2203624. A telephone replay will be available until Thursday, February 4, 2016, at 888-203-1112. To access the live webcast or webcast replay, go to www.arcticcat.com, investors, and click on the webcast icon.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2016 outlook, business strategy, performance opportunities, expected inventory reductions, product introductions and demand, and the impact of foreign currency exchange rates. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the company’s Annual Report on Form 10-K for the year ended March 31, 2015, under heading “Item 1A. Risk Factors.” The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL RESULTS FOLLOW

Arctic Cat Reports Fiscal 2016 Third Quarter Results – Page 6

ARCTIC CAT INC.

Financial Highlights

($ in thousands, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended December 31,		Nine Months Ended December 31,
Statements of Operations:	2015	2014	2015	2014
Net Sales
Snowmobile and ATV/ROV units	$143,135	$165,453	$434,916	$512,813
Parts, garments and accessories	22,865	28,282	76,622	87,040

Total net sales	166,000	193,735	511,538	599,853
Cost of Goods Sold
Snowmobile and ATV/ROV units	125,703	140,158	370,399	422,923
Parts, garments and accessories	16,047	18,664	50,409	56,135

Total cost of goods sold	141,750	158,822	420,808	479,058

Gross Profit	24,250	34,913	90,730	120,795
Operating Expenses
Selling and marketing	12,223	11,757	33,020	30,812
Research and development	7,236	6,496	19,461	18,463
General and administrative	10,607	10,797	26,960	36,026

Total operating expenses	30,066	29,050	79,441	85,301

Operating Profit (Loss)	(5,816)	5,863	11,289	35,494
Other Income (Expense)
Interest income	1	8	13	18
Interest expense	(192)	(97)	(700)	(346)

Total other expense	(191)	(89)	(687)	(328)

Earnings (Loss) Before Income Taxes	(6,007)	5,774	10,602	35,166
Income Tax Expense (Benefit)	(3,610)	(1,713)	2,884	8,721

Net Earnings (Loss)	$(2,397)	$7,487	$7,718	$26,445

Net Earnings (Loss) Per Share
Basic	$(0.18)	$0.58	$0.59	$2.05

Diluted	$(0.18)	$0.57	$0.59	$2.02

Weighted Average Shares Outstanding:
Basic	13,006	12,941	12,983	12,920

Diluted	13,006	13,062	13,147	13,072

	December 31,
Selected Balance Sheet Data:	2015	2014
Cash, cash equivalents and short-term investments	$10,977	$67,492
Accounts receivable, net	44,265	59,102
Inventories	146,538	144,577
Total assets	310,157	352,013
Total current liabilities	102,596	136,891
Long-term debt	—	—
Shareholders’ equity	187,029	206,196

Arctic Cat Reports Fiscal 2016 Third Quarter Results – Page 7

	Three Months Ended December 31,			Nine Months Ended December 31,
Product Line Data:	2015	2014	Change	2015	2014	Change
Snowmobiles	$83,113	$81,523	2.0%	$251,262	$295,466	(15.0)%
ATV/ROV	60,022	83,930	(28.5)%	183,654	217,347	(15.5)%
Parts, garments and accessories	22,865	28,282	(19.2)%	76,622	87,040	(12.0)%

Total net sales	$166,000	$193,735	(14.3)%	$511,538	$599,853	(14.7)%

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